Exhibit (a)(8)




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                                                      PRESS RELEASE
                                                      FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

August 17, 2001

         Offer to purchase Units of limited partnership interest (the "Units") in BRAUVIN REAL ESTATE FUND L.P. 4, a Delaware limited partnership (the "Partnership") extended through September 17, 2001 and Offer Price increased to $120 per Unit.

         MP FALCON GROWTH FUND, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MP VALUE FUND 7, LLC; MP VALUE FUND 4, LLC; MP DEWAAY FUND, LLC; MORAGA FUND 1, L.P; MORAGA GOLD, LLC; MP INCOME FUND 13, LLC; STEVEN GOLD and PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND II, L.P. (the "Bidders") have increased their Offer Price and extended the expiration date of their tender offer for Units of limited partnership interest in BRAUVIN REAL ESTATE FUND L.P. 4, a Delaware limited partnership (the "Partnership"). The Expiration date is hereby extended from August 17, 2001 to September 17, 2001 and the Offer Price is increased from $100 per Unit to $120 per Unit. As of the date of this amendment a total of 314 Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above telephone number.